                                                                    EXHIBIT 12.3


                                      TWE
                      RATIO OF EARNINGS TO FIXED CHARGES
                         (In millions, except ratios)

                                           Pro Forma                                         Historical
                                 ------------------------------   ---------------------------------------------------------------
                                                                   Six Months
                                   Six Months         Year           Ended                        Year Ended December 31,
                                      Ended          Ended          June 30,        --------------------------------------------
                                     June 30,      December 31,   -------------                        Restated
                                      1995             1994       1995     1994      1994    1993    1992    1992    1991    1990
                                 ------------      ------------   ----     ----      ----    ----    ----    ----    ----    ----
Earnings:
--------
   Net income (loss) before
    income taxes and
    extraordinary item..........      $120            $233        $ 96     $120      $201    $272    $210    $210    $132   $(159)
   Interest expense.............       258             509         296      273       563     573     486     436     479     630
   Amortization of capitalized
    interest....................        16              25          16       12        25      19      18      18      22      22
   Portion of rents representa-
    tive of an interest factor..        27              47          27       21        47      39      36      33      27      30
   Adjustment for partially
    owned subsidiaries and
    50% owned companies.........        72             115          48       11        24      22      27      80      30      31
   Undistributed losses of less
    than 50% owned companies....        18              31          20       27        58      14      40      40      58      19
                                      ----            ----        ----     ----      ----    ----    ----    ----    ----   -----
     Total  earnings............      $511            $960        $503     $464      $918    $939    $817    $817    $748   $ 582
                                      ====            ====        ====     ====      ====    ====    ====    ====    ====   =====

Fixed Charges:
   Interest expense.............      $258            $509        $296     $273      $563    $573    $486    $436    $479   $ 639
   Capitalized interest.........        18              25          16       11        25      20      15      15      17      19
   Portion of rents representa-
    tive of an interest factor..        27              47          72       21        47      39      36      33      27      30
   Adjustment for partially
    owned subsidiaries and 50%
    owned companies.............        10              17          13       11        24      22      27      80      31      32
                                      ----            ----        ----     ----      ----    ----    ----    ----    ----   -----
     Total fixed charges........      $311            $598        $352     $316      $659    $654    $564    $564    $554   $ 720
                                      ====            ====        ====     ====      ====    ====    ====    ====    ====   =====
Ratio of earnings to fixed
 charges (deficiency in the
 coverage of fixed charges by
 earnings before fixed charges).       1.6x            1.6x        1.4x     1.5x      1.4x    1.4x    1.4x    1.4x    1.4x  $(138)
                                      ====            ====        ====     ====      ====    ====    ====    ====    ====   =====
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